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                                                                       Exhibit 8


                          [Arnold & Porter Letterhead]



                                October 27, 1998


First American Corporation
First American Center
Nashville, Tennessee  37237-0721

Pioneer Bancshares, Inc.
801 Broad Street
Chattanooga, Tennessee  37402

Ladies and Gentlemen:

             You have requested our opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of Pioneer Bancshares, Inc. ("Pioneer") with and into First American Corporation ("First American").

             In preparing our opinion, and with your permission, we have assumed that (1) the Merger will be consummated in accordance with the terms, conditions and other provisions of the Agreement and Plan of Merger by and between First American Corporation and Pioneer Bancshares, Inc., dated as of May 28, 1998 (the "Plan of Merger"), and the Stock Option Agreement,1 and (2) all of the factual information, descriptions, representations and assumptions set forth or referred to (a) in this letter (an advance copy of which has been provided to you), (b) in the Plan of Merger and the Stock Option Agreement (the "Agreements"), (c) in letters to us from First American dated October 19, 1998, and from Pioneer dated October 19, 1998 (the "Letters"), and (d) in the Prospectus/Proxy Statement prepared in


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     1  Terms not otherwise defined in this letter shall have the meanings assigned to them in the Plan of Merger.


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First American Corporation
Pioneer Bancshares, Inc.
October 27, 1998
Page 2


connection with the Merger, are accurate and complete and will be accurate and complete at the Effective Time.

             We have not independently verified any factual matters relating to the Merger in connection with or apart from our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification.

                                     OPINION

             Assuming that the Merger is consummated in accordance with the terms and conditions set forth in the Agreements and based on the facts set forth or referred to in the Letters and this letter (an advance copy of which has been provided to you), including all assumptions and representations in any such documents, and subject to the qualifications and other matters set forth herein, it is our opinion that for federal income tax purposes --

              1. The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

              2. Except for cash received in lieu of fractional share interests, holders of Pioneer Common Stock who receive solely First American Common Stock in exchange for their shares of Pioneer Common Stock in the Merger will not recognize gain or loss;

              3. The basis of First American Common Stock received in the Merger will be the same as the basis of Pioneer Common Stock for which it was exchanged, reduced by any amount




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First American Corporation
Pioneer Bancshares, Inc.
October 27, 1998
Page 3




                    allocable to a fractional share interest for which cash is received; and

              4. The holding period of the shares of First American Common Stock will include the holding period of the Pioneer Common Stock for which it is exchanged, provided that such Pioneer Common Stock was held as a capital asset at the Effective Time.

             This opinion may not be applicable to all Pioneer Shareholders, including shareholders who receive their shares of First American Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are foreign persons, financial institutions, tax-exempt organizations or insurance companies.

             Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion, and you must judge whether the matters addressed herein are sufficient for your purposes. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States. In particular, our opinion does not address any of the tax consequences of the proposed cancellation of the shares of Pioneer Common Stock that are held by Frontier Corporation.

             Our opinion is based on the understanding that the relevant facts are, and will be at the Effective Time, as set forth or referred to in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected.



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First American Corporation
Pioneer Bancshares, Inc.
October 27, 1998
Page 4



             Our opinion is also based on the Code, Treasury Regulations, case law, and Internal Revenue Service rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would not be different. Moreover, our opinion is not binding on the Internal Revenue Service or the courts.

             We undertake no responsibility to update or supplement our opinion. Our opinion is issued to First American and Pioneer. Only First American and Pioneer may rely on our opinion, and only with respect to the Merger described herein.

             We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement on Form S-4 and to the reference to our firm under the heading "THE MERGER -Certain Federal Income Tax Consequences" in the Prospectus/Proxy Statement contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                     Very truly yours,


                                                     /s/ Arnold & Porter

                                                     ARNOLD & PORTER